EXHIBIT 11.


                                 ENDOCARE, INC.
                       CALCULATION OF EARNINGS PER SHARE


                                                           Three Months Ended            Six Months Ended
                                                              June 30, 1996               June 30, 1996
                                                              -------------               -------------
Net loss                                                     $    (394,557)               $    (972,141)
                                                             =============                =============


Weighted average number of common shares
     outstanding during the period                               5,635,139                    5,630,130
                                                             =============                =============


Primary net loss per share                                         $  (.07)                     $  (.17)
                                                                   =======                      =======

Fully diluted net loss per share                                   $  (.07)                     $  (.17)
                                                                   =======                      =======





         Notes: Earnings per share data is not presented for 1995 because Endocare was operating as a division of Medstone International, Inc. at that time.

                   The effect of potential exercise of common stock options is not included in these calculations because such effect would be anti-dilutive.




                                     - 15 -